(EXHIBIT A)

                            NATIONAL COAL CORPORATION

                      INDEX TO AUDITED FINANCIAL STATEMENTS


                                                                          Page


I. Report of Independent Public Accountants                                  56

II.  Financial Statements:

         Balance Sheet
         March 31, 2003 (audited)                                            57

         Statement of Operations
         Inception (January 30, 2003) to March 31, 2003 (audited)            58

         Statement of Cash Flows
         Inception (January 30, 2003) to March 31, 2003 (audited)            59

         Statement of Changes in Stockholders' Deficiency
         Inception (January 30, 2003) to March 31, 2003 (unaudited)          60

         Footnotes to Financial Statements                                   61

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Board of Directors
National Coal Corporation
Knoxville, Tennessee


We have audited the accompanying balance sheet of NATIONAL COAL CORPORATION (an exploration stage company) as of March 31, 2003, and the related statements of operations, cash flows and changes in stockholders' deficiency for the period from its inception (January 30, 2003) to March 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards of the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of NATIONAL COAL CORPORATION at March 31, 2003, and the results of its operations and its cash flows for the period from its inception to March 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant operating losses, working capital deficit and stockholders' deficiency raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Gordon, Hughes & Banks

Greenwood Village, Colorado
August 27, 2003





                           NATIONAL COAL CORPORATION
                         (An Exploration Stage Company)
                                 BALANCE SHEET
                                 MARCH 31, 2003

ASSETS                                                                                                            AUDITED

CURRENT ASSETS
             Cash and cash equivalents                                                                           $ 1,220,798
             Prepaid and other                                                                                         5,000
                                                                                                                   ----------
                           Total current assets                                                                    1,225,798
                                                                                                                   ----------

OTHER ASSETS
             Deposit to acquire mineral property                                                                   1,270,000
             Loan acquisition costs, less $5,725 accumulated amortization                                            406,510
             Mining equipment held for sale                                                                           30,000
             Mining permit                                                                                            30,000
                                                                                                                  -----------
                           Total other assets                                                                       1,736,510
                                                                                                             ----------------

                           Total Assets                                                                       $     2,962,308
                                                                                                             ================

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
             Notes payable                                                                                    $     3,408,902
             Accounts payable                                                                                          14,875
             Accrued interest payable                                                                                  11,989
                                                                                                             ----------------
                           Total current liabilities                                                                3,435,766
                                                                                                             ----------------

NOTE PAYABLE TO RELATED PARTY                                                                                         150,000
                                                                                                             ----------------

                           Total Liabilities                                                                  $     3,585,766
                                                                                                             ----------------

STOCKHOLDERS' DEFICIENCY
             Common stock, no par value; 20 million shares authorized;
                  17,100,000 shares issued and outstanding                                                            171,000
             Deficit accumulated in the development stage                                                            (794,458)
                                                                                                             -----------------
                           Total stockholders' deficiency                                                            (623,458)
                                                                                                             -----------------

                           Total Liabilities and Stockholders' Deficiency                                     $     2,962,308
                                                                                                             ================





                           NATIONAL COAL CORPORATION
                         (An Exploration Stage Company)
                            STATEMENT OF OPERATIONS
             INCEPTION (JANUARY 30, 2003) TO MARCH 31, 2003 AUDITED



EXPENSES
                     General and administrative                                                           $       776,744
                     Interest                                                                                      11,989
                     Amortization                                                                                   5,725
                                                                                                         ----------------

                                          Total expenses                                                          794,458
                                                                                                         ----------------

NET (LOSS)                                                                                                $      (794,458)
                                                                                                         =================


PRO FORMA (LOSS) PER SHARE*                                                                               $         (0.02)
                                                                                                         =================

PRO FORMA WEIGHTED AVERAGE COMMON SHARES OUTSTANDING*                                                           33,731,667
                                                                                                         =================

* See Note 2 - Earnings (Loss) Per Share





                           NATIONAL COAL CORPORATION
                         (An Exploration Stage Company)
                        STATEMENT OF CASH FLOWS AUDITED
                 INCEPTION (JANUARY 30, 2003) TO MARCH 31, 2003


CASH FLOWS FROM OPERATING ACTIVITIES
 Net (loss)                                                                                                    $      (794,458)
 Adjustments to reconcile net (loss) to
  net cash provided by operating activities
   Amortization                                                                                                          5,725
   Stock issued for services                                                                                           153,500
   Non-cash compensation                                                                                               191,000
   Changes in operating assets and liabilities:
    Prepaid and other                                                                                                   (5,000)
    Accounts payable and accrued liabilities                                                                            26,864
                                                                                                              ----------------
                                                            Net cash flows provided (to) operating activities         (422,369)
                                                                                                              -----------------

CASH FLOWS FROM INVESTING ACTIVITIES

 Deposit made to acquire mineral property                                                                           (1,270,000)
 Cash paid for mining permit                                                                                           (30,000)
 Partial payment for mining equipment, subsequently sold                                                                (7,000)
                                                                                                              -----------------
                                                       Net cash flows provided from (to) investing activities       (1,307,000)
                                                                                                              -----------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from issuance of convertible debt, less acquisition costs                                                  2,782,667
 Proceeds from related party debt                                                                                      150,000
 Proceeds from issuance of common stock                                                                                 17,500
                                                                                                              ----------------
                                                       Net cash flows provided from (to) financing activities        2,950,167
                                                                                                              ----------------

NET INCREASE (DECREASE) IN CASH                                                                                      1,220,798

CASH AND EQUIVALENTS, BEGINNING OF PERIOD                                                                                    -
                                                                                                              ----------------

CASH AND EQUIVALENTS, END OF PERIOD                                                                            $     1,220,798
                                                                                                              ================

SUPPLEMENTAL DISCLOSURES
 Interest paid                                                                                                 $          -
 Income taxes paid                                                                                                        -
 Non-cash investing and financing transactions:
  Assumption of promissory notes from Strata Coal, LLC:
   Charged to operations                                                                                       $       191,000
   Partial payment for mining equipment, subsequently sold                                                              23,000



                           NATIONAL COAL CORPORATION
                         (An Exploration Stage Company)
                STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY



                                                 Common Stock                             Accumulated
                                          Shares                Amount                      Deficit                      Total
                                          ------                ------                      -------                      -----

Inception, January 30, 2003                         -                      -                           -                          -

 Sale of stock for cash ($.01 per share) 1,750,000.00              17,500.00                           -                  17,500.00

 Issuance of stock for services
  ($.01 per share)                      15,350,000.00             153,500.00                           -                 153,500.00

 Net (loss)                                         -                      -                  (794,458.00)              (794,458.00)
                                        -------------             ----------                  -----------                -----------
Balance, March 31, 2003                 17,100,000.00             171,000.00                  (794,458.00)              (623,458.00)
                                        =============             ==========                  ===========                ===========

                           NATIONAL COAL CORPORATION
                         (An Exploration Stage Company)
                       FOOTNOTES TO FINANCIAL STATEMENTS


Note #1 - Organization and Business

Nature of Operations - Description of Business
National Coal Corporation (an exploration stage company - "NCC" or the "Company") was incorporated in Tennessee on January 30, 2003. The intended principal activity of the Company is surface coal mining. Since its inception through March 31, 2003, the Company's activities have consisted of strategic, organizational, property acquisition and financing matters. As of March 31, 2003, production had not commenced and NCC had no proven reserves, as the term is defined by the Securities and Exchange Commission. Accordingly, the Company is considered to be in the exploration stage. The Company's corporate offices are located in Knoxville, Tennessee.

On April 11, 2003, NCC entered into an Agreement and Plan of Reorganization with Southern Group International, Inc. ("SGI" - Note 8 - Reorganization).

Liquidity and Going Concern Considerations
These financial statements are presented on the basis that the Company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. Through March 31, 2003 the Company had no revenue but incurred approximate operating losses of $(794,000), resulting in a working capital deficit of $(2,210,000) and a stockholders' deficiency of $(623,000). Management intends to continue with steps it has taken to begin coal removal operations resulting in cash flow. Management may also seek to raise additional funds through private placements of stock, other long-term or permanent financing, or short-term borrowings. However, the Company currently cannot be certain that it will be able to obtain such funds or determine the outcome of this matter. Accordingly, these factors raise some doubt about the Company's ability to continue as a going concern.

Note #2 - Summary of Significant Accounting Policies

Use of Estimates
Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements
In October 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, ("SFAS No. 146"). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. SFAS No. 146 establishes revised accounting rules for recording a liability for costs associated with an exit or disposal activity when such liability has occurred rather than when a company has committed itself to the exit or disposal activity. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002 and are not expected to have an effect on the Company's financial position or results of operations given the Company's current operating activities.

SFAS No. 147, Acquisitions of Certain Financial Institutions, was issued in December 2002 and is not expected to apply to the Company's current or planned activities.

In December 2002, the FASB approved Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123 (SFAS No. 148). SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company has not issued any stock-based employee compensation to date, and does not anticipate that this pronouncement will result in any impact on these financial statements.

In April 2003, the FASB approved SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 is not expected to apply to the Company's current or planned activities.

In June 2003, the FASB approved SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS No. 150). SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 is not expected to have an effect on the Company's financial position.

Revenue Recognition
Revenue and the related receivables for royalties and sold coal are recorded in the accounting records on an accrual basis. Coal sales are recognized when the coal is shipped and all significant obligations have been satisfied.

Statement of Cash Flows
For the purpose of reporting cash flows, cash equivalents include all highly liquid investments with a maturity of three months or less at the time of purchase.

Property and Equipment
Property and equipment are recorded at cost. Expenditures for renewals and improvements are charged to the property accounts. Replacements, maintenance and repairs that do not improve or extend the life of the respective asset are expensed as incurred. The Company removes the cost and the related accumulated depreciation from the accounts for assets sold or retired and the resulting gains or losses are included in the results of operations.

Depreciation is provided using the straight-line method over the estimated useful lives of equipment (three to fifteen years), or in the case of leases, the term of the related lease, if shorter.

Loan Acquisition Costs
Loan acquisition costs, related to convertible notes payable, are being amortized using the straight-line method over the twelve-month term of the debt.

Long-Lived Assets
Long-lived assets, such as property and equipment and intangible assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment expense was recognized through March 31, 2003.

Reclamation
It is the Company's policy to recognize the fair value of future land reclamation costs over the related economic life of mineral properties. As of March 31, 2003, the Company did not have any reclamation obligations.

Fair Value of Financial Instruments
The carrying amounts for cash, notes payable and accrued liabilities approximate fair value because of their short-term maturities. The fair value of notes payable approximates fair value because of the market rate of interest on the debt.

The determinations of fair value discussed above are subjective in nature and involve uncertainties and significant matters of judgment and do not include income tax considerations. Therefore the results cannot be determined with precision and cannot be substantiated by comparison to independent market values and may not be realized in actual sale or settlement of the instruments.

Comprehensive Income
For the periods presented, the Company had no items of comprehensive income or loss, and accordingly, comprehensive income is the same as the net loss reported.

Income Taxes
Income taxes are accounted for using the liability method. Under this method deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent realization is uncertain.

Earnings (Loss) Per Share
Basic earnings per share are computed using the weighted average number of shares outstanding during each period. Diluted earnings per share is computed on the basis of the average number of common shares outstanding and the dilutive effect of convertible notes payable, stock options and warrants using the "treasury stock" method. Basic and diluted earnings per share are the same during the period presented since the Company had a net loss and the inclusion of convertible shares and stock warrants would be anti-dilutive.
All pro forma share and per share amounts reflect the retroactive effect of the merger of NCC and SGI as described in Note 8 at a two-for one exchange ratio and are based on SGI equivalent shares.

Stock-Based Compensation
The Company accounts for stock-based compensation using Accounting Principles Board's Opinion No. 25 ("APB 25"). Under APB 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options granted employees or directors with exercise prices at or above the market value of the stock on the grant date, the Company has adopted the Financial Accounting Standards Board ("FASB") disclosure-only provisions of Statement of Financial Accounting Standards No. 123 Accounting for Stock-Based Compensation ("SFAS 123"). As of March 31, 2003, the Company had not granted any stock-based compensation instruments to employees or directors.

Note #3 - Notes Payable

Notes payable to consist of the following:
Convertible  notes  payable  dated March 24, 2003,  12%  interest,  payable with                 $3,194,902
accrued  interest  upon the earlier of 1) March 25,  2004,  or 2) the closing of certain financing, merger or disposition activities.

Note  payable  to a trust  owned by an  officer  dated  February  20,  2003,  8%                    150,000
interest,  payable  with  accrued  interest  upon the earlier of 1) February 20,
2005, or 2) the closing of certain financing,  merger or disposition activities.
Note payable and royalty agreement, 12% interest, paid June 25, 2003. 67,000

Note payable and royalty agreement, 12% interest, paid August 20, 2003.                              67,000

Note payable, non-interest bearing, paid April 3, 2003.                                              40,000

Note payable, 12% interest, paid June 12, 2003.                                                      40,000

                                                                                     ----------------------------------------

Total                                                                                              $ 3,558,902
                                                                                     ========================================

Future maturities of notes payable are as follows:
                  Twelve Months     Ending March 31,

                            2004:   $3,408,902
                            2005:      150,000
                                    $3,558,902

Note #4 - Income Taxes

Deferred income tax assets and liabilities are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. Deferred income tax assets are recorded to reflect the tax consequences on future years of income tax carryforward benefits, reduced by a valuation allowance for future benefit amounts not expected to be realized by the Company. A tax benefit has not been reported in the accompanying financial statements for the operating loss carried forward because the Company is uncertain as to the likelihood of utilization.

At March 31, 2003, the Company's net deferred income tax asset is comprised of the following:

Net operating loss carryforward benefit                  $ 119,000
Valuation allowance                                       (119,000)
                                                          ----------
         Net deferred income tax asset                      $  -0-
                                                          ============

As of March 31, 2003, the Company had a net operating loss carryforward of approximately $795,000 that expires in 2023. As a result of the ownership changes resulting from the merger with Southern Group International, Inc., utilization of the loss carryforward will be substantially limited.

Note #5 - Common Stock

Issuance of Stock for Services
In January 2003, a total of 15,350,000 shares of common stock were granted to the four founding officer/directors of the Company for services. The stock was valued at $153,500 ($.01 per share) based on stock transactions for cash with unrelated individuals (see below).

Issuance of Stock for Cash
In January and February 2003, a total of 1,750,000 shares of common stock were sold to individuals for $17,500 ($.01 per share).

Convertible Debt and Warrants to Purchase Common Stock
In March 2003, the Company issued two convertible notes payable for a total of $3,194,902. The notes and related accrued interest are convertible into common stock at $.50 per share. The convertible note holders also received warrants to purchase a total of 1,597,250 shares of common stock at $.55 per share for two years. AS of March 31, 2003, none of the warrants have been exercised.

Note #6 - Related Party Transactions

On February 26, 2003, the NCC acquired mining equipment and certain other intangible mining rights and information from Strata Coal, LLC ("Strata") for $47,000 ($7,000 cash and a non-interest bearing promissory note) and assumption of promissory notes payable to unrelated parties totaling $174,000. The Company also assumed $14,875 of Strata accounts payable. Strata is owned by the Chairman of the Board and the President of NCC. Since the Strata transaction involved related parties, primarily for intangible consideration, the $205,875 purchase price (exclusive of the mining equipment subsequently sold -see below), has been expensed. Subsequent to March 31, 2003 the promissory notes (totaling $214,000) have been paid and on June 11, 2003 the mining equipment was sold to Jenco Capital Corporation ("Jenco") for $30,000. The President of NCC is also stockholder of Jenco.

On March 31, 2003, the Company paid the Chairman of the Board and its President $150,000 each for organization, development and promotion activities to start the Company.

Note #7 - Commitments and Contingencies

Leases
On March 1, 2003, the Company entered into an agreement to lease an office in Georgia at $600 per month on a month-to month basis. On April 1, 2003, the Company entered into an agreement to lease its Knoxville office for nine months at $1,800 per month with an option to renew for an additional nine months. Rental expense for these lease commitments totaled approximately $600 through March 31, 2003.

Contract with Financial Consultant
On February 1, 2003, the Company entered into a personal service contract with a financial consultant for six months at $4,000 per month.

Concentration of Credit Risk
Statement of Financial Accounting Standards No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk", requires disclosure of significant concentration of credit risk regardless of the degree of such risk.

The Company transacts the majority of its business with one financial institution. Periodically, the amount on deposit in the financial institution providing commercial banking services exceeds the $100,000 federally insured limit. Management believes that this financial institution is financially sound.

Note #8 - Events Subsequent to March 31, 2003

Reorganization
On April 11, 2003, NCC entered into an Agreement and Plan of Reorganization to acquire 34.2 million shares of Southern Group International, Inc. common stock for all of NCC's outstanding common stock and a $50,000 to retire 500,000 shares of SGI common stock. The $50,000 payment was made in March 2003 and recorded by NCC as an administrative expense. SGI is an inactive registrant that incorporated in Florida on August 10, 1995. The shares were exchanged on April 30, 2003. Immediately after the transaction, the former NCC shareholders owned approximately 94.8% of SGI's common stock. Coincident with the transaction, SGI changed its name to National Coal Corporation.

The reorganization will be recorded as a recapitalization effected by a reverse merger wherein NCC is treated as the acquiree for accounting purposes, even though it is the legal acquirer. Since SGI is a non-operating entity with limited business activity, goodwill will not be recorded. An unaudited pro-forma summary of consolidated net liabilities on March 31, 2003 is set forth below:

                                              NCC                    SGI               Consolidated
                                              ---                    ---               ------------
Cash and equivalents                     $1,220,798                $    227           $ 1,221,025
Other current assets                          5,000                       -                 5,000
Other assets                              1,736,510                       -             1,736,510
Notes payable and current liabilities
                                         (3,585,766)                (13,922)           (3,599,688)
                                         -----------               ----------         -------------
Net liabilities                          $ (623,458)               $(13,695)         $   (637,153)
                                         ===========               =========          =============

The following unaudited pro forma consolidated results of operations for the twelve months ended March 31, 2003 and 2002 (which includes NCC activity solely for the period since its inception to March 31, 2003) and assumes the business combination had occurred April 1, 2001:

                                          Year Ended March 31,
                                      2003                  2002
                                      ----                  ----
Revenues                          $          -0-        $        -0-
                                  ==============        ============
Net income (loss)                     $(804,705)           $(26,039)
                                     ==========            =========
Net income (loss) per share*      $        (.02)        $      (.00)
                                  ================        ===========

*Based on 1,887,381 SGI shares outstanding prior to the reverse merger and 34,200,000 SGI shares issued as a result of the merger.

In Management's opinion, the unaudited pro forma results of operations are not indicative of the actual results that would have occurred if the acquisition had taken place at the beginning of the periods presented and are not intended to be a projection of future results.

Common Stock Transactions
Subsequent to the April 2003 merger of NCC/SGI, 1,350,000 shares of SGI common stock were issued for a total of $270,000.

In June 2003, 421,450 shares of SGI common stock were re-purchased for $21,073 and cancelled.

Acquisitions and Dispositions of Mineral Interests
On April 9, 2003, the Company acquired approximately 65,000 acres of coal mineral rights underlying properties in Anderson, Campbell and Scott Counties, Tennessee for $1,270,000 (the "New River Tract"). A deposit for the purchase price of the coal mineral rights underlying the properties was made on March 27, 2003, of which $40,000 was paid to a law firm of which a NCC officer and a NCC director are members.

On May 20, 2003, the Company entered into a $1,196,000 contract to acquire coal mineral rights underlying properties in Anderson and Campbell Counties, Tennessee (approximately 31,000 acres - the "High Top Tract," and surface rights on approximately 1,738 acres of four tracts - the "Premium Coal Surface," "Buffalo Mountain Tract," "Fork Mountain Tract," and "Patterson Mountain Tract").

In July and August 2003, the Company sold future royalty rights varying from $1 per ton to $2 per ton to a company partially owned by the President of NCC for approximately $325,000.

Mining Equipment
In April and June 2003, the Company entered into contacts to purchase mining equipment totaling $170,500. On May 30, 2003, the Company entered into short-term lease agreements for mining equipment with initial combined monthly rents totaling $91,900 totaling approximately $1,033,000.

Contract with Financial Consultants
On April 7, 2003, the Company entered into a personal service contract with a financial consultant at $2,500 per month for twelve months.

On July 24, 2003, the Company contracted with another consultant to prepare a Private Placement Memorandum describing the Company for $10,000.

Information Technology Contracts
On April 3, 2003, the Company entered into a contract to acquire managerial and financial application software for $38,250.

On April 14, 2003, the Company retained a consultant to design the Company's website for approximately $25,600.

Agreements with Officers
In April and July 2003, the Board of Directors entered into employment agreements with officers for a two-year period providing for bonuses not to exceed fifty percent of the annual salaries set forth below:

                  Chairman of the Board                               $240,000
                  President                                            240,000
                  Secretary/Treasurer                                   96,000
                  Operations Manager                                    72,000

                                   (EXHIBIT B)

                            NATIONAL COAL CORPORATION

                     INDEX TO UNAUDITED FINANCIAL STATEMENTS

                                                                        Page


I.  Financial Statements:

         Condensed Consolidated Balance Sheet
         June 30, 2003 (unaudited)                                           67

         Condensed Consolidated Statement of Operations
         Inception (January 30, 2003) to June 30, 2003 (unaudited)           68

         Condensed Consolidated Statement of Cash Flows
         Inception (January 30, 2003) to June 30, 2003 (unaudited)           69

         Condensed Consolidated Statement of Changes in
         Stockholders' Deficiency
         Inception (January 30, 2003) to June 30, 2003 (unaudited)           70






                           NATIONAL COAL CORPORATION
                         (An Exploration Stage Company)
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2003

                                                                                                                 Unaudited
ASSETS

CURRENT ASSETS
   Cash and cash equivalents                                                                            $      389,279
   Accounts receivable                                                                                           8,608
   Accounts receivable, officer                                                                                  5,000
   Prepaid and other                                                                                            58,845
                                                                                                                ------
      Total current assets                                                                                     461,732

PROPERTY & EQUIPMENT
   Coal and mineral rights                                                                                   1,307,917
   Mining equipment                                                                                            960,415
   Computer equipment and software                                                                              79,969
   Automobile and mobile equipment                                                                              61,232
   Office equipment and furniture                                                                               25,611
                                                                                                       ---------------
                                                                                                             2,435,144
   Less accumulated depreciation                                                                               (42,624)
                                                                                                       -----------------------------
         Total property & equipment, net                                                                     2,392,520
                                                                                                       -----------------------------

LOAN ACQUISITION COSTS, less $163,359.98 accumulated amortization                                              248,876
                                                                                                       -----------------------------

                                                                                                       -----------------------------
      Total Assets                                                                                      $    3,103,128
                                                                                                       =============================


LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
   Notes payable                                                                                        $    3,262,527
   Capital lease obligations                                                                                   707,916
   Accounts payable                                                                                              3,637
   Accrued expenses                                                                                             17,095
   Accrued payroll taxes payable                                                                                15,258
   Accrued interest payable                                                                                    118,721
   Note payable related party                                                                                  150,000
                                                                                                       ---------------
      Total current liabilities                                                                              4,275,154

      Total Liabilities                                                                                      4,275,154
                                                                                                       ---------------

STOCKHOLDERS' DEFICIENCY
   Preferred stock, $.0001 par value; 10 million shares authorized;
      no shares issued and outstanding                                                                              -
   Common stock, $.0001 par value; 80 million shares authorized;
      36,190,931 shares issued and outstanding                                                                   3,619
   Additional paid-in capital                                                                                  237,297
   Deficit accumulated in the exploration stage                                                             (1,412,942)
                                                                                                       ----------------
      Total Stockholders' Deficiency                                                                        (1,172,026)
                                                                                                       ----------------

                                                                                                       -----------------------------
      Total Liabilities and Stockholders' Deficiency                                                    $    3,103,128
                                                                                                       =============================





                           NATIONAL COAL CORPORATION
                         (An Exploration Stage Company)
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
            INCEPTION (JANUARY 30, 2003) TO JUNE 30, 2003 Unaudited


REVENUES
                   Royalty receipts                                                                $       17,275

EXPENSES
                   Cost of sales                                                                          112,322
                   General and administrative                                                           1,066,098
                   Interest                                                                               121,415
                   Depreciation                                                                            42,624
                   Amortization                                                                           163,360
                                                                                                  ---------------

                                     Total expenses                                                     1,505,819
                                                                                                  ---------------

OTHER NCOME
                   Gain on sale of securities                                                              75,602
                                                                                                  ---------------

                                                                                                  ----------------
NET (LOSS)                                                                                             (1,412,942)
                                                                                                  ================

BASIC AND DILUTED NET (LOSS) PER SHARE                                                             $        (0.04)
                                                                                                  ================

WEIGHTED AVERAGE COMMON SHARES                                                                         36,190,931
                                                                                                  ================






                           NATIONAL COAL CORPORATION
                         (An Exploration Stage Company)
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
            INCEPTION (JANUARY 30, 2003) TO JUNE 30, 2003 Unaudited


CASH FLOWS FROM OPERATING ACTIVITIES
 Net (loss)                                                                                        $   (1,412,942)
 Adjustments to reconcile net (loss) to
 net cash provided by operating activities
  Depreciation                                                                                             42,624
  Amortization                                                                                            163,360
  Stock issued for services                                                                               153,500
  Non-cash compensation                                                                                   191,000
  Changes in operating assets and liabilities:
  Receivables                                                                                             (13,608)
  Prepaid and other                                                                                       (58,845)
  Accounts payable and accrued liabilities                                                                153,824
                                                                                                  ---------------
                                            Net cash flows provided (to) operating activities           (788,087)
                                                                                                  ---------------

CASH FLOWS FROM INVESTING ACTIVITIES

 Acquisition of coal and mineral rights                                                               (1,307,917)
 Equipment and vehicles purchased                                                                       (351,312)
 Sale of mining equipment to related party                                                                23,000
                                                                                                  --------------
                                       Net cash flows provided from (to) investing activities         (1,629,229)
                                                                                                  ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from issuance of convertible debt, less acquis. costs                                        2,782,667
 Proceeds from issuance of related party debt                                                            150,000
 Payment of notes payable                                                                               (159,500)
 Payments on capital leases                                                                              (68,000)
 Proceeds from issuance of common stock                                                                  122,500
 Repurchase and cancellation of common stock                                                             (21,072)
                                                                                                  ---------------
                                       Net cash flows provided from (to) financing activities          2,806,595
                                                                                                  --------------

NET INCREASE (DECREASE) IN CASH                                                                          389,279

CASH AND EQUIVALENTS, BEGINNING OF PERIOD                                                                      -
                                                                                                  --------------

CASH AND EQUIVALENTS, END OF PERIOD                                                                $     389,279
                                                                                                  ==============

SUPPLEMENTAL DISCLOSURES
  Interest paid                                                                                    $       2,694
  Income taxes paid                                                                                            -
  Non-cash investing and financing transactions:
  Net liabilities of Southern Group International, Inc.
   at date of reverse merger (April 30, 2003)                                                             14,012
  Capital lease obligations                                                                              775,916
  Assumption of promissory notes from Strata Coal, LLC:
   Charged to operations                                                                           $     191,000



                           NATIONAL COAL CORPORATION
                         (An Exploration Stage Company)
          CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS'
                                   DEFICIENCY

                                    Unaudited



                                                           Common Stock                          Additional
                                     ----------------------------------------------------------

                                                  NCC                          SGI                Paid- In      Accumulated
                                     ----------------------------------------------------------
                                         Shares         Amount        Shares        Amount        Capital         Deficit     Total
                                     -----------------------------------------------------------------------------------------------

Inception, January 30, 2003                 -             $ -              -          $ -           $ -         $ -           $ -

  ssuance of stock for services
 I($.01 per share)                        15,350,000       153,500         -            -             -           -         153,500

 Sale of stock for cash:
       NCC - $.01 per share                1,750,000        17,500         -            -             -           -          17,500
       SGI - $.20 per share                 -              -             525,000       52       104,948           -         105,000

  tock repurchased and canceled
 S($.05 per share)                          -              -           (421,450)      (42)      (21,030)          -         (21,072)

 Reorganization April 30, 2003:
       Net liabilities of SGI               -              -           1,887,381      189       177,034      (191,235)      (14,012)
        ssuance of SGI shares
       Ito NCC shareholders              (17,100,000)     (171,000)   34,200,000    3,420       (23,655)      191,235              -

 Net (loss)                                       -             -             -         -             -    (1,412,942)   (1,412,942)
                                         -----------  -----------     ---------- ----------  -----------  -----------    -----------

Balance, June 30, 2003                            -           $ -     36,190,931   $3,619      $237,297   ($1,412,942)  ($1,172,026)
                                         ===========  ===========    =========== ==========  =========== ============   ============



Note #1 - Basis of Presentation
National Coal Corporation (an exploration stage company - "NCC" or the "Company") was incorporated in Tennessee on January 30, 2003. The intended principal activity of the Company is surface coal mining. Since its inception through June 30, 2003, the Company's activities have consisted of strategic, organizational, property acquisition and financing matters. As of June 30, 2003, production had not commenced and NCC had no proven reserves, as the term is defined by the Securities and Exchange Commission. Accordingly, the Company is considered to be in the exploration stage.

The accompanying financial statements are unaudited. However, in the opinion of management, the financial statements reflect all adjustments, consisting of only normal recurring adjustments, necessary for fair presentation. Interim results of operations are not necessarily indicative of results for the full year.

These financial statements should be read in conjunction with the financial statements for the period of inception (January 30, 2003) to March 31, 2003 - See Exhibit A.

Reorganization
On April 11, 2003, NCC acquired 34.2 million shares of Southern Group International, Inc. ("SGI") common stock for all of NCC's outstanding common stock. The shares were exchanged on April 30, 2003. Immediately after the transaction, the former NCC shareholders owned approximately 94.8% of SGI's common stock. Coincident with the transaction, SGI changed its name to National Coal Corporation.

The accompanying financial statements include the accounts of NCC from its inception and of SGI from the date of the merger. All intercompany transactions and balances have been eliminated.

The reorganization was recorded as a recapitalization effected by a reverse merger wherein NCC is treated as the acquiree for accounting purposes, even though it is the legal acquirer. Since SGI is a non-operating entity with limited business activity, goodwill was not recorded.

Note #2 - Earnings (Loss) Per Share
Basic earnings (loss) per share are computed using the weighted average number of shares outstanding. Basic and diluted earnings per share are the same during the period presented since the Company had a net loss and the inclusion of convertible shares and stock warrants would be anti-dilutive.

All per share amounts reflect the retroactive effect of the merger of NCC and SGI as described in Note 1. A summary of weighted shares follows:

January 30, 2003 -
   SGI                                                       2,228,931
   NCC                                                      34,200,000
   Purchase of shares                                         (500,000)
February 15, 2003 -
   Conversion of account payable                               141,654
June 17, 2003 -
   Purchase of shares                                          (36,287)
                                                            --------------
      Total                                                 36,034,298
                                                            ==============

Note #3 - Capital Leases
During the three months ended June 30, 2003, the Company entered into four short-term capital lease agreements to acquire mining equipment totaling $775,916.

Note #4 - Events Subsequent to June 30, 2003

Common Stock Transactions
In July 2003, 825,000 shares of common stock were issued for a total of $165,000.

Note Payable Transaction
In August 2003, the Company borrowed $250,000 from Jenco Capital Corporation, an entity owned by the CEO of the Company. The note pays simple interest at an annual rate of 8% and has a maturity of six months, with terms which require an earlier payoff in the event of a successful equity or debt capital raise.

Coal Sales Transactions
During the calendar third quarter of 2003, the Company conducted its first coal sale transactions, with estimated total gross sales of approximately $195,000. The Company continues to both mine and sell commercially its' coal, and booked an estimated additional $170,000 of gross coal sales in the first half of October 2003.

Dispositions of Mineral Interests
In July and August 2003, the Company sold future royalty rights varying from $1 per ton to $2 per ton to a company partially owned by the President of NCC for approximately $325,000.

Contract with Financial Consultant
On July 24, 2003, the Company contracted with a consultant to prepare a Private Placement Memorandum describing the Company for $10,000.

Agreements with Officers
In April and July 2003, the Board of Directors entered into employment agreements with officers for a two-year period providing for bonuses not to exceed fifty percent of the annual salaries, and in September 2003 entered into an employment agreement with the Chief Financial Officer for a six-month period providing for bonuses not to exceed fifty percent of the annual salaries, all as set forth below:

                  Chairman of the Board                            $240,000
                  President                                         240,000
                  Chief Financial Officer                           144,000
                  Secretary/Treasurer                                96,000
                  Operations Manager                                 72,000